UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2008

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information with respect to the Employment Agreement dated as of January 16, 2008 by and between AMERIGROUP Corporation (the "Company") and James G. Carlson (the "Employment Agreement") contained in Item 5.02 below is hereby incorporated into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2008, the Company and Mr. Carlson, the Company’s President and Chief Executive Officer, entered into the Employment Agreement providing for the terms and conditions of Mr. Carlson’s continued employment with the Company. The Employment Agreement commences on January 16, 2008 and continues for a period of three years, with successive one-year automatic renewal terms thereafter, unless earlier terminated in accordance with the Employment Agreement.

The Company shall pay Mr. Carlson an annual base salary of $725,000, which shall be reviewed for adjustment on an annual basis by the Board of Directors of the Company. Mr. Carlson shall continue to be eligible to participate in the Company’s 2007 Cash Incentive Plan and the Company’s 2005 Equity Incentive Plan in accordance with the terms and conditions of the plans, including such opportunities and limitations as may be applicable specifically to Mr. Carlson’s position. Additionally, Mr. Carlson shall continue to be eligible to participate in the Company’s other compensation and benefits plans on the same basis as other senior management level employees of the Company.

In the event that the Company terminates Mr. Carlson’s employment without Cause (as defined in the Employment Agreement), including as a result of his death or following his Permanent Disability (as defined in the Employment Agreement), or in the event Mr. Carlson terminates his employment for Changed Circumstances (as defined in the Employment Agreement), the Company shall provide him with certain termination and severance benefits, including payments totaling two times the sum of his then current annual base salary and annual target cash bonus. Such payments, in the case of termination as a result of death, shall be reduced by all amounts payable to Mr. Carlson’s beneficiaries pursuant to any life insurance policies on his life maintained by the Company, and such payments, in the case of termination following Permanent Disability, shall be reduced by the present value of any monthly disability benefit payable to Mr. Carlson during the first twenty four months of disability under any disability insurance coverage provided to him by the Company.

In the event of a Change in Control (as defined in the Company’s Change in Control Benefit Policy (the "Policy")), Mr. Carlson shall be entitled to the benefits set forth in the Policy. In the event the Company terminates Mr. Carlson’s employment (other than for Cause or due to Disability (as defined in the Policy) or he terminates his employment for Good Reason (as defined in the Policy)) during the two year period following the Change in Control, the Company shall provide him with certain termination and severance benefits as set forth in the Policy, including three times the sum of his then current annual base salary and annual target cash bonus. The description with respect to payments and other benefits provided to Mr. Carlson in the event of a Change in Control is qualified in its entirety by reference to Policy which is filed as Exhibit 10.36.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, initially filed with the Securities and Exchange Commission on November 2, 2007, as amended.

In connection with the execution of the Employment Agreement, the Company and Mr. Carlson entered into an Executive Nondisclosure, Noncompetition and Developments Agreement (the "Noncompetition Agreement"). Pursuant to the terms of the Noncompetition Agreement, during the period of Mr. Carlson’s employment and for a period of two years thereafter, Mr. Carlson shall be subject to a covenant not to compete and a covenant not to solicit or induce Company employees to leave the Company. Additionally, pursuant to the Noncompetition Agreement and during his employment and thereafter, Mr. Carlson agrees to hold in strict confidence and safeguard all confidential information and trade secrets of the Company.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Employment Agreement and the Noncompetition Agreement. The above description is qualified in its entirety by reference to the Employment Agreement and the Noncompetition Agreement which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

January 18, 2008	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Chief Executive Officer
10.2	Executive Nondisclosure, Noncompetition and Developments Agreement with Chief Executive Officer